Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Autodesk, Inc. for the registration of its debt securities and to the incorporation by reference therein of our report dated March 15, 2012, with respect to the consolidated financial statements of Autodesk, Inc. and the effectiveness of internal control over financial reporting of Autodesk, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

December 4, 2012